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Exhibit 10.5

Credit Agreement between
NPS Ltd. And Northamber
Dated August 15, 1997

Northamber plc.

Lion Park Avenue, Chessington, Surrey. KT9 1ST.	0181 296 7000:Main
VAT Registration Number: GB 608 8756 03.	0181 974 1733:Sales 0181 296 7120: Fax
The Managing Director	15 August, 1997
NETWORK PRINTING SOLUTIONS LTD 12 WATERSIDE WAY LONDON SW1 7 OXH

Dear Sir,

                                                                                                                                       Account number: 78533

        We are pleased to inform you that your requested "Payment with Order" account has been opened.

        We enclose a current copy of our Hardware and Software Catalogue and The Supplies Catalogue which give you all the information you need to get the best out of trading with us.

        We want to welcome you as a new trading partner and look forward to a long and successful association.

        Please do use our facilities and support activities—they are part of our service and your opportunity to increase profitability.

        In the event of a query a short cut is to quote your account number which is 78533. This also acts as additional security identification to protect the confidentiality of your account and trading history.

Yours Faithfully,

/s/

Credit Assessment

Please sign at bottom of page

STANDARD CONDITIONS OF CONTRACT

1.
PRELIMINARY

        1.1  IN these Conditions:

    "the Company" means Northamber plc or any Associated Company

    "the Contract" means the Contract between the Company and the Customer for the sale or supply of Equipment

    "the Customer" means the person, firm or company with whom the Contract is made by the Company

    "the Equipment" means any equipment, machinery, parts. spares, software and any other goods sold or supplied by the Company

    "the Warranty Period" means

              (i)  in the case of hardware a period of thirteen months from the date of delivery or the balance of any warranty period provided to the Company by the manufacturer if greater or

            (ii)  in any other case a period of ninety days from the date of delivery

        1.2  THESE Conditions apply to all Contracts of the Company to sell or supply Equipment and shall prevail over any terms put forward by the Customer and no concession made or latitude allowed by the Company to the Customer shall affect the strict rights of the Company under the Contract.

        1.3  THESE Conditions may only be varied with the express written agreement of the Company.

2.
PRICES

        2.1  UNLESS otherwise specified prices payable for the Equipment are exclusive of carriage and are subject to the Company's right to require payment of delivery charges, insurance costs, customs duties, special handling charges and/or packaging charges as appropriate.

        2.2  THE Company shall have the right at any time to revise prices to take into account increases in costs including (without limitation) costs of agreed changes in any taxes, duties, levies or exchange rates or costs arising as a result of site conditions, delays, interruptions, lack of information and any other factor beyond the Company's control.

3.
ORDERS AND DELIVERY.

        3.1  NO order shall be accepted by the Company unless first confirmed by the Customer in writing or by facsimile.

        3.2  THE Customer shall state on placing an order if he requires the Company to arrange carriage and if so the delivery address. If the Customer so requests the Company shall be entitled to make any contract of carriage and/or insurance on behalf of the Customer as the Customer considers necessary and will be under no obligation to notify the Customer thereof. The Customer will be responsible for complying with all conditions and requirements of the carriers. Unless otherwise agreed by the Company delivery of the Equipment will be ex-works.

        3.3  ALL times or dates given for delivery of the Equipment are only estimates given in good faith and are not conditions, warranties or innominate terms (or terms otherwise howsoever), of this or any other (whether collateral or otherwise) contract.

        3.4  THE Company shall give the Customer notice when the Equipment is ready for delivery. If the Customer refuses or fails to arrange collection or take delivery (as the case may be) of Equipment ordered within seven days at service of that notice then (a) the Customer will bear the risk of any loss or damage to the Equipment after expiry of that time (b) the Company shall be entitled to immediate payment in full for the Equipment which is the subject of the order and (c) the Customer shall in addition to the invoice price pay all costs of storage and any additional costs incurred as a result of such refusal or failure. The Company shall not be liable to the Customer for any loss or damage to the Equipment caused by their storage.

        3.5  THE Company may make and the Customer shall accept partial deliveries of Equipment ordered. Each delivery shall be considered to be the subject of a separate Contract and failure by the Company to make any one or more deliveries in accordance with the Contract or any claim by the Customer in respect of any one or more deliveries shall not entitle the Customer to treat the Contract as a whole repudiated.

4.
ACCEPTANCE

        4.1  THE Customer will accept the Equipment even if it is delivered late and late delivery will not entitle the Customer to terminate the Contract.

        4.2  THE Customer shall inspect the Equipment as soon after delivery as is reasonably practicable and in any event within 4 days after delivery, which period the Customer agrees is a reasonable period given the nature of the Equipment supplied by the Company.

        4.3  THE Customer will notify the Company in writing of any shortage of supply, deficiency, or damage to or fault with the Equipment within 5 days of delivery. If the Customer fails to comply with this clause the Company shall not be liable to the Customer in respect of any shortage discrepancy, damage or fault or in respect of any consequential losses or expenses arising therefrom.

        4.4  THE Customer hereby agrees that the retention of the Equipment without written complaint to the Company within 5 days of delivery constitutes for all purposes an intimation by the Customer that the Equipment has been unconditionally accepted, and that given the nature of the Equipment supplied by the Company, 5 days constitutes a reasonable period within which the Equipment should be rejected.

        4.5  EACH of the preceding sub-clauses of this clause is entirely without prejudice to the provisions of clause 9 hereof.

5.
RISK

        FROM the time the Equipment leaves the Company's premises whether this be by way of collection by the Customer or receipt by earners (as the case may be) the risk in the Equipment shall pass to the Customer who shall be solely responsible for the custody and maintenance thereof.

6.
PAYMENT

        6.1  IF credit terms have been agreed in writing by the Company payment shall be made in full without any deduction or set-off within thirty days of the date of the invoice unless otherwise agreed in writing by the Company. In any event the Company reserves the right to withdraw credit facilities at any time. If the trading relationship between the Customer and the Company is terminated for whatever reason then all sums due by the Customer become payable immediately.

        6.2  IF credit terms have not been agreed by the Company then payment shall be made in full without any deduction or set-off at the time of placing the order for the Equipment.

        6.3  IF the Customer shall make or offer to make any arrangement or composition with his creditors or commit any act of bankruptcy or if any bankruptcy petition be presented against him or (if the Customer is a limited company) if any resolution or petition to wind up such company shall be passed or presented or if a receiver or administrator of the whole or any part of such company's undertaking property or assets shall be appointed then if delivery of the Equipment has been effected the invoice shall immediately become due and payable by the Customer, if delivery has not been so effected then the Company may at its option cancel the contract or cancel or suspend delivery.

        6.4  NOTWITHSTANDING any of the terms and conditions hereof the time of payment shall be of the essence of the Contract.

        6.5  INTEREST shall be payable on overdue accounts at the rate of two percent per month or part thereof on the amount for the time being outstanding from the due date of payment thereof until receipt by the Company whether before or after judgement.

        6.6  IF any cheque presented in payment of an invoice by the Customer shall be returned unpaid by the Customer's bank or if any agreed standing order or direct debit arrangement shall fail to operate then the Customer shall in addition to all other sums payable under the Contract pay to the Company the sum of £20 for each such event or such greater sum as shall represent the cost incurred by the Company by reason of such dishonour or failure as aforesaid.

        6.7  IF at any time whatsoever it is the Customer's intention to assign its debts to an associated company of the Customer or to a Third Party, the Customer shall notify the Company without delay.

        6.8  IF credit terms have been agreed by the Company, the Customer and its directors undertake to notify the Company, as soon as practicable after such agreement, of the existence and identity of any associated companies under common ownership with the Customer. This obligation is a continuing obligation such that if at any time after credit has been granted, any other company comes into common ownership with the Customer, the same must be notified, as soon as is practicable to the Company. It is agreed that the requirements under this sub-clause are of the essence of the agreement to provide credit and of any other contract made under of pursuant to that agreement between the Company and the Customer.

        6.9  ANY costs and/or expenses incurred by the Company in recovering funds from, or otherwise enforcing any of its rights against the Customer, whether within or outside the United Kingdom, shall be fully reimbursed to the Company by the Customer and the Customer agrees fully to indemnify the Company in respect of any such costs or expenses.

      6.10  IF credit terms have been agreed by the Company, the Customer undertakes to notify the Company of any material or potentially material change in its finances and/or structure and/or position generally. Such notifiable events include, but are not limited to:

          (1)  any change in the information supplied by the Customer to the Company for the purposes of and/or in relation to obtaining credit; and

          (2)  any change in the ownership of the shares in the Customer and any change in the number of such shares;

          (3)  any change In the ownership of the shares in any company which has been at any time after the granting of credit, under common ownership with the Customer;

          (4)  any material change in the nature and/or value of the Customer's assets whether as a result of disposal, acquisition, the grant or crystallization of any security, or otherwise howsoever.

          It is agreed that the requirements under this sub-clause are of the essence of the agreement to provide credit and of any other contract made under or pursuant to that agreement between the Company and the Customer.

7.
RETENTION OF TITLE

        7.1  THE Equipment shall remain the property of the Company until payment is made in full for all sums due under all Contracts between the Company and the Customer.

        7.2  The Customer shall hold all Equipment property in which remains in the Company as bailee (and, for the avoidance of doubt. fiduciary) lot the Company, shall store the same in such a way that it can be identified as the Company's property and shall keep it separate from the Customer's own property and the property of any other person.

        7.3  At any time whatsoever the Company shall be entitled to recover Equipment property in which remains in the Company and for that purpose the Customer hereby grants to the Company, its agents and employees an irrevocable license to enter any premises where such Equipment is stored in order to repossess the same.

        7.4  In the normal course of business the Customer shall sell Equipment the property in which remains (prior to such sale) in the Company:

        7.4.1  the Customer shall hold on trust for the Company absolutely all the benefit of and/or rights arising under any such contract of sale;

        7.4.2  the Customer shall hold on trust for the Company absolutely all proceeds of any such contract of sale and shall pay the same into a separate identified bank account (the trust account) (which shall at no time have paid into it monies other than monies held on trust for the Company and shall at no time be overdrawn) as trustee for the Company.

        7.5  If, as a result of or of the exercise of its rights under 7.4.1 and/or 7A.2 above the Company receives any monies, the same will not in whole or in part discharge:

          (1)  any of the Customer's liability to pay the purchase price under this or any other contract between the Company and the Customer; or

          (2)  any other debts owed by the Customer to the Company.

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Exhibit 10.5 Credit Agreement between NPS Ltd. And Northamber Dated August 15, 1997